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                                                                    Exhibit 99.1

                                                  FOR RELEASE: NOVEMBER 18, 2003
                                                                   3:59 P.M. EST

                      ANALOG DEVICES DECLARES CASH DIVIDEND

NORWOOD, MASS - The Board of Directors of Analog Devices, Inc. (NYSE: ADI) declared a cash dividend of $0.04 per outstanding share of common stock. This dividend is payable on December 17, 2003 to all stockholders of record at the close of business on November 28, 2003.

"ADI continues to deliver strong revenue growth, cash generation, and earnings growth," said Ray Stata, chairman of the board. "Confident in the company's ability to continue achieving solid results, the board voted to return a portion of profits to the shareholders in the form of a cash dividend."

Analog Devices, Inc. is a leading manufacturer of precision high-performance integrated circuits used in analog and digital signal processing applications. ADI is headquartered in Norwood, Massachusetts, and employs approximately 8,400 people worldwide. It has manufacturing facilities in Massachusetts, California, North Carolina, Ireland, the Philippines, and the United Kingdom. Analog Devices' common stock is listed on the New York Stock Exchange under the symbol "ADI" and is included in the S&P 500 Index.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements, including our statements regarding planned revenues, earnings and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our largest customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations and other risk factors described in our Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2003, as filed with the Securities and Exchange Commission.

CONTACT: Maria Tagliaferro, Director of Corporate Communications at Analog Devices, 781-461-3282, or investor.relations@analog.com